EXHIBIT LIST
3. Instruments defining the rights of security holders - Empire the Musical, LLC Operating Agreement
4. Subscription Agreement

6. Material contracts

      a. General Management Agreement
      b. Authors Agreement
      c. Director/choreographer agreement
      d. ESRT License agreement

12. Opinion re Legality